EXHIBIT 10.14


March 1, 1999

                                              CONFIDENTIAL

Fred B. Parks
[ADDRESS OMITTED]


Dear Fred:

The purpose of this letter is to set forth an agreement between St. Jude Medical, Inc. (the "Company") and you with respect to your voluntary resignation. You will resign as a member of the Board of Directors of St. Jude Medical, Inc., effective March 1, 1999 and you will resign as an employee and officer of St. Jude Medical, as well as any other position you hold with the Company or its affiliates, effective March 31, 1999, (hereinafter "Resignation Date"). You will be eligible for all employee benefits, consistent with employee status until your Resignation Date. The following is our proposal for compensation for you after March 31, 1999:

COMPENSATION/BENEFITS:

1) In exchange for signing the attached Release, which must be executed effective on the day after your Resignation Date, the Company will provide you continuation of base pay plus perquisite allowance for an additional twelve (12) months (including the employer portion of FICA) until March 31, 2000, to be paid on each regularly scheduled pay day. By signing the Release and accepting the payments described above, you release the Company from all claims you may have against the Company relating to your employment with the Company. You acknowledge and agree that the Company is under no obligation to provide you with the payments described above, prior to execution of this Agreement. If you elect not to sign the Release, the payments described in this letter will not be provided to you.

         a) Your participation in all employee fringe benefit programs will terminate as of your Resignation Date. Any accrued and unused vacation will be paid to you following the Resignation Date.

         b) The Company agrees to pay its portion of the medical and dental insurance premiums for your COBRA coverage through March 31, 2000, (you will be responsible for the employee portion) or until you obtain alternative employment, whichever occurs first. You have the right under federal law (COBRA) to continue medical and dental insurance for eighteen (18) months from the Resignation Date.

         c) Your life insurance coverage will terminate as of the Resignation Date. Payment for continued coverage after that date will be your sole responsibility. Please contact Paula Hutton, Manager, Corporate Benefits to coordinate your continued coverage.

Mr. Fred B. Parks
March 1, 1999
Page 2


         d) Your interest in the St. Jude Medical, Inc. Employee Profit Sharing & Savings Plan will be valued in accordance with the provisions of the plan. St. Jude Medical will continue to match your 401(k) contributions until the Resignation Date, however, you will not be eligible for a profit sharing contribution in 1999.

         e) You will be entitled to a pro rata portion of your bonus for 1999, (i.e. until March 31, 1999), should one become due under the terms of the 1999 Management Incentive Compensation Program.

         f) Your vested interest in the St. Jude Medical, Inc. Management Savings Plan will be distributed within thirty (30) days from the close of the quarter in which the termination occurs.

         g) The Company agrees to reimburse you for expenses associated with outplacement services through an outplacement group to be selected by you in an amount not to exceed $22,500.

         h) If you are a participant in the Employee Stock Purchase Plan your contribution will be paid out to you with interest.

         i) Per your request, the Company has offered to sell you, upon your Resignation Date, your laptop computer and office chair at their current book value as of March 31, 1999.

2) You understand that you are bound by the terms and conditions of the Non-Competition Agreement you signed on December 12, 1997. A copy is attached for your reference.

3) If you have been unable to secure employment by year end December 31, 1999, and you so wish, the Company will reimburse you for the actual cost of moving your household goods and automobiles from Minneapolis/St. Paul to any contiguous 48 states, but not to exceed the cost of the move to Boston provided such move occurs within twelve (12) months of your Resignation Date. Other expenses of relocation such as realtor's fees, closing costs, attorney's fees, new auto licenses and other miscellaneous expenses will not be reimbursed. The sale of any residence will be your responsibility.

4) The Company's records indicate that you hold options covering the purchase of St. Jude Medical, Inc. Common stock. Under the terms of the option agreements, you are entitled to exercise any vested options within ninety (90) days from your Termination Date. Stock options that have not vested as of your Termination Date will terminate effective upon your termination of employment per their terms.

Mr. Fred B. Parks
March 1, 1999
Page 3


         ----------------------- ---------- ---------- ----------- -----------

                   UNITS           VESTED    REMAINING    GRANT      EXERCISE
                                                          DATE         PRICE
         ----------------------- ---------- ---------- ----------- -----------

         100,000                    25,000     75,000    01/02/98     $31.625
         (TIME VESTING)
         ----------------------- ---------- ---------- ----------- -----------

         100,000                         0    100,000    01/02/98     $31.625
         (PERFORMANCE VESTING)
         ----------------------- ---------- ---------- ----------- -----------

5) You will continue to be covered as former officer and director and for all positions and functions which you have held at St. Jude Medical by your indemnification agreement.

6) You agree that you will keep the terms, amount and facts of this Agreement confidential and that, unless required to do so by law or court order, or if necessary to enforce this Agreement or defend yourself against claims by the company or its affiliates, you will not disclose any information about this Agreement to anyone other than your spouse, attorneys, tax advisors, and applicable governmental authorities, if any. Similarly, the Company agrees that it will keep the terms, amount and facts of this Agreement confidential and that unless required to do so by law or court order, or if necessary to enforce this Agreement or defend itself against claims by you, it will not disclose any information about this Agreement to anyone other than those within the Company or its affiliates with a need to know, and the attorneys, tax advisors, and applicable governmental authorities, if any, of the Company and its affiliates.

7) You agree that you will not disparage or otherwise make any unfavorable statements, oral or written, or perform any act or omission, which is detrimental to the reputation or goodwill of the Company. For purpose of the prior sentence, the Company shall mean the Company, its successors and affiliates and their officers, directors, employees. Similarly, the Company agrees that it will not disparage or otherwise make any unfavorable statements, oral or written, or perform any act or omission, which is detrimental to your reputation or goodwill.

Mr. Fred B. Parks
March 1, 1999
Page 4


8) In further consideration of the benefits provided to you under this Agreement, you acknowledge your obligation to maintain in confidence and not to use for any purpose other than the benefit of the company, all confidential information of the Company you received during your employment.

9) This agreement and the accompanying Release set forth the entire agreement between you, on the one hand, and the Company and its affiliates, on the other hand, concerning the subject matters addressed here, and supersedes any prior oral and/or written agreements or communications between you and the Company and/or any of its affiliates concerning these subjects. This Agreement and the accompanying Release shall be construed and interpreted in accordance with the laws of Minnesota without regard to its conflict of law principles.

DUTIES:

(1) You agree to not solicit St. Jude Medical employees for employment elsewhere for a period of two (2) years from your Resignation Date, without receiving prior written consent from me.

(2) Any communications released by the Company or you regarding your resignation will be mutually agreed upon prior to release or will be required to be made by the Company under law, as determined by the Company's counsel.

Please sign both originals of this Letter Agreement and Release where indicated, thereby signifying your acceptance of the terms and return one set of originals to me.

Fred, I sincerely appreciate the very professional and thoughtful manner in which you have conducted yourself in this matter. I trust these terms are consistent with our discussion and they strike me as fair to both you and St. Jude. I wish you and Alison the best in the future.

Sincerely,                             AGREED AND ACCEPTED BY:



/S/ R. A. MATRICARIA                   /S/ FRED B. PARKS
Ronald A. Matricaria                   -----------------------------------------
                                       Fred B. Parks

RAM/kmj